Exhibit 99.1

NEWS

Ball Corporation  10 Longs Peak Drive, Broomfield, Colorado 80021-2510

For Immediate Release		http://www.ball.com
Investor Contact:	Ann Scott	303.460.3537, ascott@ball.com
Media Contact:	Scott McCarty	303.460.2103, smccarty@ball.com

Ball Reports Nearly 50 Percent Increase
In Second Quarter Earnings

BROOMFIELD, Colo., July 24, 2003—Ball Corporation [NYSE:BLL] today reported second quarter earnings of $74.3 million, or $1.30 per diluted share, on sales of $1.35 billion, increases of nearly 50 percent in earnings per share and more than 30 percent in sales from 2002 when second quarter results were earnings of $49.9 million (87 cents per diluted share) on sales of $1.03 billion.

        For the first six months of 2003, Ball’s earnings were $105.8 million, or $1.84 per diluted share, on sales of $2.42 billion, compared to $77.4 million, or $1.34 per diluted share, on sales of $1.91 billion in the first half of 2002.

        “The second quarter and first half were well ahead of the 30 percent growth rate in earnings per share that we have discussed for 2003, due in large part to results from our international packaging segment and our aerospace and technologies segment,” said R. David Hoover, chairman, president and chief executive officer.

        “Operating results from Europe have been positive and slightly ahead of our expectations, even with government imposed disruption to the beverage industry in Germany in the form of a mandatory deposit on one-way beverage containers. In addition to the aggressive steps we have taken to deal with the disruption in Germany, our international packaging segment results have been further improved by the strengthening of the euro against the dollar,” Hoover said.

        “Results from our aerospace and technologies segment eased slightly after our record first quarter, but both sales and earnings in aerospace were records for the first six months,” Hoover said. “Results in our North American packaging segment were considerably better than might have been expected from reading and hearing news reports regarding cool, wet weather in some parts of the United States.”

North American Packaging Segment Results

        North American packaging segment earnings for the quarter were $80.3 million on sales of $905.9 million, compared to $87.7 million on sales of $883.1 million in the second quarter of 2002. For the first sixth months, earnings were $135.9 million on sales of $1.62 billion, compared to $143.0 million on sales of $1.60 billion in the first half of 2002.

        “Our North American beverage can sales were up slightly for the quarter and the first sixth months, despite some poor weather conditions, particularly rain and cool temperatures in the Northeast,” Hoover said. “As the largest producer in North America, we are fortunate to have a broad customer and geographic base for our beverage cans, and our shipments system-wide remained relatively strong.

        “We saw the impact of the unusual weather more in our much smaller plastic container business, where two of our five plants are in New York and New Jersey and primarily serve customers in the Northeast. Even with this, our plastic container shipments are up over 2002 levels,” Hoover added. “Results from our metal food container operations have been hurt by approximately $6 million this year by start-up costs associated with our new line to produce two-piece food cans in Milwaukee. We continue to make progress with the operation of that line, which greatly increases our ability to produce this popular package for leading food packers.”

International Packaging Segment

        Ball Corporation initiated international packaging segment reporting following the acquisition in December 2002 of the second largest manufacturer of beverage cans in Europe. Results from the segment also include Ball’s operations in China. Segment earnings thus far in 2003 were $50.4 million for the quarter and $64.7 million for the first half on sales of $321.1 million in the quarter and $549.7 million during the first six months.

        “Hot, dry weather in Europe has helped fuel demand for beverage cans there, and the heat has continued thus far in July,” Hoover said. “That, plus aggressive cost management and the shifting of volumes to compensate for the disruption in Germany, have allowed Ball Packaging Europe to be a major contributor to our increased earnings in 2003.”

        “In China the worst of the SARS scare seems to have passed without noticeable impact on our relatively small operations there. The drop in sales of canned beverages to tourists seems to have been offset by an increase in at-home consumption as people attempted to avoid public places,” Hoover said.

Aerospace and Technologies Segment

        Aerospace and technologies segment results in the quarter were earnings of $11.0 million on sales of $126.3 million, compared to $11.7 million on sales of $121.0 million a year ago. For the first six months, operating earnings were $27.1 million on sales of $257.8 million compared to $21.5 million on sales of $243.6 million in the first half of 2002.

        “Our aerospace and technologies segment had a record first quarter and a record first half,” Hoover said. “The current expeditions on the way to Mars include approximately $50 million of scientific and communication hardware and ground support equipment and activities from Ball. We continue to win new business in defense, civil space and commercial space and ended the first half of the year with a record backlog of approximately $680 million.”

Outlook

        “Yesterday our board of directors increased our regular quarterly dividend by two thirds, from nine to 15 cents per share, in part a reflection of the strength and sustainability of our performance, including cash flow,” Hoover said. “The addition of Ball Packaging Europe, the strength of our core North American packaging operations and the record performance of our aerospace and technologies segment have combined to produce a very solid first half of 2003 for Ball Corporation.”

        “We have said that we expect the second half of the year to be better than the first half, and that continues to be the case. We are working hard to help find a viable solution to the German deposit situation going forward and to bring our Milwaukee food can line up to our high operating standards on a consistent basis,” Hoover added.

        Raymond J. Seabrook, senior vice president and chief financial officer, said the impact of the German deposit situation has contributed to a lower consolidated effective income tax rate in Ball’s European operations and for the corporation.

        “Ball Packaging Europe is performing better this year than it did last year in every country in which it operates except Germany,” Seabrook said. “As a result, the consolidated European tax rate is lower than we had originally estimated because Germany has the highest tax rate, and our full-year 2003 forecasted consolidated tax rate is 33 percent versus our first quarter estimate of 35 percent.”

        “Free cash flow should exceed $250 million in 2003, after capital expenditures which currently are forecast to be $170 million or less for the year. Changes in U.S. tax laws make our dividend increase an attractive way to pass some of this cash on to our shareholders,” Seabrook said.

        Ball Corporation is one of the world’s leading suppliers of metal and plastic packaging to the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp. With the acquisition of Ball Packaging Europe at the end of 2002, Ball expects 2003 sales of approximately $5 billion, approximately $4.5 billion from its packaging segments and approximately $500 million from its aerospace and technologies segment.

Conference Call Information

        Ball Corporation will hold a conference call to discuss this news release and the company’s second quarter performance today at 9 a.m. MDT (11 a.m. EDT). The North American toll-free number for the call is 888-391-0237. International callers should dial 212-676-5414. For those unable to listen to the live call, a taped rebroadcast will be available until midnight MDT on July 31, 2003. To access the rebroadcast, dial 800-633-8284 (domestic callers) or 402-977-9140 (international callers) and enter 21153534 as the reservation number. To listen to the call via Web cast, please use the following URL for the live call and for replay:
          http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BLL&script=1010&item_id=757578
          Information regarding the use of non-GAAP financial measures may be found on Ball’s Web site at www.ball.com.  A written transcript of the call will also be posted within 48 hours of the call’s conclusion to Ball’s Web site in the investor relations section under “presentations.”

Forward-Looking Statements

The information in this news release contains “forward-looking” statements. Actual results or outcomes may differ materially from those expressed or implied. As time passes, the relevance and accuracy of forward-looking statements contained in this release may change. The company currently does not intend to update any particular forward-looking statement except as it deems necessary at quarterly or annual release of earnings. Please refer to the Form 10-Q filed by Ball Corporation on May 13, 2003, for a summary of key risk factors that could affect actual results or outcomes. Factors that might affect the packaging segments of the company are: fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; the weather; fruit, vegetable and fishing yields; company and industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; regulatory action or laws, including the German mandatory deposit or other restrictive packaging laws and environmental and workplace safety regulations; availability and cost of raw materials, energy and transportation; the ability or inability to pass on to customers changes in these costs, particularly resin, steel and aluminum; pricing and ability or inability to sell scrap; international business risks (including foreign exchange rates and tax rates) particularly in the United States, Europe and in developing countries such as China and Brazil; and the effect of LIFO accounting on earnings. Factors that may affect the aerospace segment are: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with aerospace segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and the integration activities associated therewith including the integration and operation of the business of Schmalbach-Lubeca AG, now known as Ball Packaging Europe; the inability to purchase the company’s common stock; insufficient or reduced cash flow; regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards; actual and estimated business consolidation and investment costs and the net realizable value of assets associated with these activities; goodwill impairment; changes in generally accepted accounting principles or their interpretation; litigation; antitrust, intellectual property, consumer and other issues; strikes; boycotts; increases in various employee benefits and labor costs, specifically pension, medical and health care costs incurred in the countries in which Ball has operations; rates of return projected and earned on assets of the company’s defined benefit retirement plans; interest rates and level of company debt, including floating rate debt; terrorist activities, war or catastrophic events that disrupt or impact production, supply or pricing of the company’s goods and services, including raw materials and energy costs, or disrupt or impact the credit and financing of the company’s businesses; and U.S. and foreign economic conditions.

16/03                                                                                                    # # #

Condensed Financials (2nd quarter 2003)

Unaudited Statement of Consolidated Earnings
Three Months ended June	Six Months ended June
($ in millions, except per share amounts)	2003	2002	2003	2002

Net sales (Note 1)	$1,353.	3	$1,034.	2	$2,424.	2	$1,910.	1

Costs and expenses
Cost of sales (excluding depreciation and
amortization)	1,106.1	862.9	1,995.6	1,608.6
Business consolidation costs	--	--	1.4	--
Depreciation and amortization	51.5	37.1	101.4	72.8
Selling and administrative	57.5	40.3	110.7	77.6

1,215.1	940.3	2,209.1	1,759.0

Earnings before interest and taxes (Note 1)	138.2	93.9	215.1	151.1

Interest expense	(33.4)	(18.9)	(65.4)	(36.3)
Provision for taxes	(33.5)	(26.3)	(49.2)	(40.2)
Minority interest	(0.2)	(0.6)	(0.5)	(0.8)
Equity in net results of affiliates	3.2	1.8	5.8	3.6

Net earnings	$74.3	$49.9	$105.8	$77.4

Earnings per share:
Basic	$1.33	$0.89	$1.89	$1.37
Diluted	$1.30	$0.87	$1.84	$1.34
Weighted average shares outstanding (000's):
Basic	56,054	56,302	56,108	56,426
Diluted	57,306	57,576	57,380	57,690

Condensed Financials (2nd quarter 2003)

Unaudited Statement of Consolidated Cash Flows
	Three Months ended June		Six Months ended June
($ in millions)	2003	2002	2003	2002
Cash Flows From Operating Activities:
Net earnings	$74.3	$49.9	$105.8	$77.4
Depreciation and amortization	51.5	37.1	101.4	72.8
Change in working capital	51.2	80.3	(199.8)	(35.0)
Withholding tax payment related to acquisition	--	--	(138.3)	--
Other	(1.7)	10.9	1.7	13.0

	175.3	178.2	(129.2)	128.2

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(41.6)	(34.4)	(71.9)	(64.4)
Business acquisitions	--	--	(28.0)	--
Purchase price adjustment	27.8	--	27.8	--
Other	(3.5)	(1.0)	(9.1)	(10.1)

	(17.3)	(35.4)	(81.2)	(74.5)

Cash Flows From Financing Activities:
Net change in borrowings	(142.0)	(112.4)	20.1	(36.3)
Dividends	(5.1)	(5.1)	(10.0)	(10.2)
Purchase of common stock, net	(30.1)	(10.8)	(23.9)	(53.9)
Other	2.3	0.1	(0.5)	0.1

	(174.9)	(128.2)	(14.3)	(100.3)

Effect of exchange rate changes on cash	2.6	--	5.3	--
Increase (decrease) in cash	(14.3)	14.6	(219.4)	(46.6)
Cash-beginning of period	54.1	21.9	259.2	83.1

Cash-end of period	$39.8	$36.5	$39.8	$36.5

Condensed Financials (2nd quarter 2003)

Unaudited Consolidated Balance Sheets
($ in millions)	June 29, 2003	June 30, 2002
Current assets
Cash and cash equivalents	$39.8	$36.5
Receivables, net	472.7	284.9
Inventories, net	589.1	447.0
Deferred taxes and prepaid expenses	60.0	67.3

Total current assets	1,161.6	835.7
Property, plant and equipment, net	1,455.8	907.3
Goodwill	1,250.6	351.7
Other assets	361.5	279.1

Total assets	$4,229.5	$2,373.8

Current liabilities
Short-term debt and current portion of term debt	$147.3	$122.4
Payables and accrued liabilities	793.8	509.1

Total current liabilities	941.1	631.5
Long-term debt	1,900.6	910.0
Other liabilities and minority interests	759.7	297.3
Shareholders' equity	628.1	535.0

Total liabilities and shareholders' equity	$4,229.5	$2,373.8

Condensed Financials (2nd quarter 2003)

1. Business Segment Information
	Three Months ended June		Six Months ended June
($ in millions)	2003	2002	2003	2002
Sales-
North American Packaging
Metal beverage	$639.8	$630.5	$1,141.8	$1,136.2
Metal food	162.6	153.7	284.4	285.0
Plastic containers	103.5	98.9	190.5	179.9

	905.9	883.1	1,616.7	1,601.1

International Packaging
Europe metal beverage	296.8	--	491.9	--
Asia metal beverage and plastic containers	24.3	30.1	57.8	65.4

	321.1	30.1	549.7	65.4

Aerospace and technologies	126.3	121.0	257.8	243.6

Consolidated net sales	$1,353.3	$1,034.2	$2,424.2	$1,910.1

Earnings before interest and taxes-
North American Packaging	$80.3	$87.7	$135.9	$143.0
International Packaging	50.4	1.7	64.7	2.2
Aerospace and technologies	11.0	11.7	27.1	21.5

Segment earnings before interest and taxes	141.7	101.1	227.7	166.7
Undistributed corporate costs	(3.5)	(7.2)	(12.6)	(15.6)

Earnings before interest and taxes	$138.2	$93.9	$215.1	$151.1

Condensed Financials (2nd quarter 2003)

2. Projected Free Cash Flow

Ball’s management utilizes various accounting measures (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. The company internally uses free cash flow to project cash flow. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non U.S. GAAP measure). Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is defined as cash flows from operating activities less additions to property, plant and equipment (capital spending). Cash flow from operating activities is the most comparable GAAP term to free cash flow. It is typically derived directly from the company’s cash flow statements, which are prepared in accordance with U.S. generally accepted accounting principles; however, from time to time, it may be adjusted for items that affect comparability between periods. An example of such an item excluded in 2003 is a $138 million withholding tax payment liability assumed in the acquisition of Schmalbach-Lubeca GmbH on December 19, 2002. Because the seller paid the cash into the company prior to the acquisition to fund this payment, which was not made until January 2003, we believe this is not a comparable free cash outflow of the company as this cash outflow was funded by the seller and therefore, we exclude it from our 2003 projected free cash flow measure. Based on our current 2003 capital spending forecast of $170 million or less and the adjustment for the withholding tax above, our projected free cash flow should exceed $250 million in 2003.